Exhibit 99.01

U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402-2023

October 26, 2005

INVESTOR RELATIONS EARNINGS RELEASE

XCEL ENERGY ANNOUNCES THIRD QUARTER 2005 EARNINGS

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) announced income from continuing operations of $198 million, or 47 cents per share on a diluted basis, for the third quarter of 2005, compared with $166 million, or 40 cents per share, in the third quarter of 2004.

Total earnings for the quarter, which include the impact of discontinued operations, were $196 million, or 47 cents per share, in 2005, compared with $47 million, or 12 cents per share, in 2004.

Xcel Energy’s total earnings for the third quarter of 2005 included the following:

•                  Regulated utility earnings from continuing operations were $194 million, or 46 cents per share, compared with $174 million, or 41 cents per share, in 2004;

•                  Nonregulated subsidiary and holding company income from continuing operations was $6 million, or 1 cent per share, compared with a loss of $5 million, or 1 cent per share in 2004; and

•                  Results from discontinued operations were a loss of $2 million, or less than 1 cent per share, compared with losses of $119 million, or 28 cents per share, in 2004.  The loss in 2004 includes an after-tax impairment charge of $112 million, or 27 cents per share, related to Seren Innovations, Inc.

Regulated utility earnings for the third quarter of 2005 increased primarily due to higher electric margins resulting from warmer weather in 2005 compared with cooler weather in 2004, a lower effective tax rate and sales growth, particularly in the northern regions.  Partially offsetting these positive factors were higher operating and maintenance expense and higher depreciation expense resulting from major plant and software additions completed in 2004 and early 2005.

“Throughout the year, we have initiated activities that will begin to contribute to earnings in 2006 and beyond,” said Ben Fowke, vice president and chief financial officer.  “While we are pleased with the company’s third quarter results, we currently expect our fourth quarter financial performance to be somewhat lower than previously anticipated and 2005 earnings from continuing operations to be within the lower half of our $1.18 to $1.28 per share guidance range.  Today we are initiating 2006 earnings guidance of $1.25 to $1.35 per share,” Fowke said.

At 9 a.m. CDT today, Xcel Energy will host a conference call to review third quarter financial results.  To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:

(800) 374-0832

International Dial-In:

(706) 634-5081

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CDT on Oct. 26 through 11:59 p.m. CDT on Oct. 29.

Replay Numbers

US Dial-In:

(800) 642-1687

International Dial-In:

(706) 645-9291

Conference ID:

9828840

Except for the historical statements contained in this report, the matters discussed in the following discussion and analysis are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; the higher risk associated with Xcel Energy’s nonregulated businesses compared with its regulated businesses; effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; risks associated with the California power market; availability of adequate coal supplies; recovery of fuel costs; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2004.

For more information, contact:

R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations                                    (612) 215-5300

Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Thousands of Dollars, Except Per Share Data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Operating revenues:
Electric utility	$2,063,368	$1,773,026	$5,318,573	$4,707,620
Natural gas utility	207,220	189,895	1,368,622	1,221,253
Nonregulated and other	15,535	12,014	53,344	55,035
Total operating revenues	2,286,123	1,974,935	6,740,539	5,983,908

Operating expenses:
Electric fuel and purchased power – utility	1,121,154	888,845	2,794,791	2,290,560
Cost of natural gas sold and transported – utility	127,493	111,185	1,028,317	891,778
Cost of sales – nonregulated and other	3,745	1,563	17,163	19,802
Other operating and maintenance expenses – utility	400,748	378,758	1,240,857	1,165,293
Other operating and maintenance expenses - nonregulated	4,913	6,620	21,145	18,737
Depreciation and amortization	189,798	176,477	575,468	519,491
Taxes (other than income taxes)	73,547	73,653	220,634	219,880
Total operating expenses	1,921,398	1,637,101	5,898,375	5,125,541

Operating income	364,725	337,834	842,164	858,367

Interest and other income – net of expense	1,930	(562)	4,365	(1,837)
Allowance for funds used during construction – equity	4,265	7,400	14,897	24,084

Interest charges and financing costs:
Interest charges – (includes other financing costs of $6,426, $6,355, $19,322 and $20,786, respectively)	117,449	110,919	345,459	335,153
Allowance for funds used during construction – debt	(4,979)	(5,916)	(14,347)	(17,169)
Total interest charges and financing costs	112,470	105,003	331,112	317,984

Income from continuing operations before income taxes	258,450	239,669	530,314	562,630
Income taxes	60,633	73,972	130,241	162,575
Income from continuing operations	197,817	165,697	400,073	400,055
Income (loss) from discontinued operations – net of tax	(1,798)	(118,977)	830	(117,119)
Net income	196,019	46,720	400,903	282,936
Dividend requirements on preferred stock	1,060	1,060	3,180	3,180
Earnings available for common shareholders	$194,959	$45,660	$397,723	$279,756

Weighted average common shares outstanding (in thousands):
Basic	402,735	399,746	402,028	399,184
Diluted	426,085	423,078	425,368	422,517
Earnings per share – basic:
Income from continuing operations	$0.49	$0.41	$0.99	$0.99
Income from discontinued operations	(0.01)	(0.30)	—	(0.29)
Total	$0.48	$0.11	$0.99	$0.70
Earnings per share – diluted:
Income from continuing operations	$0.47	$0.40	$0.96	$0.97
Income from discontinued operations	—	(0.28)	—	(0.28)
Total	$0.47	$0.12	$0.96	$0.69

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Earnings (Loss) Per Share
Regulated utility segments – continuing operations – Note 2	$0.46	$0.41	$1.00	$0.99
Nonregulated and holding company segment	0.01	(0.01)	(0.04)	(0.02)
Earnings per share – continuing operations	0.47	0.40	0.96	0.97

Income (loss) from discontinued operations	—	(0.28)	—	(0.28)
Total earnings per share – diluted	$0.47	$0.12	$0.96	$0.69

The loss from discontinued operations in 2004 includes an after-tax impairment charge of $112 million, or 27 cents per share, related to Seren Innovations, Inc.  Seren assets are expected to be sold to two parties with anticipated completion dates in late 2005 and early 2006.

The following table summarizes significant components contributing to the changes in the third quarter and year-to-date 2005 earnings per share compared with the same periods in 2004, which are discussed in more detail later in the release.

	Three months ended	Nine months ended
	September 30,	September 30,
2004 Earnings per share – diluted	$0.12	$0.69

Components of change – 2005 vs. 2004
Higher base electric utility margins	0.10	0.20
Lower short-term wholesale and commodity trading margins	(0.02)	(0.05)
Higher depreciation and amortization expense	(0.02)	(0.08)
Higher utility operating and maintenance expense	(0.03)	(0.11)
Effective tax rate changes and other	0.04	0.03
Net change in earnings per share – continuing operations	0.07	(0.01)

Changes in Earnings Per Share – Discontinued Operations	0.28	0.28
2005 Earnings per share – diluted	$0.47	$0.96

Note 2.  Regulated Utility Segment Results – Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings –The following summarizes the estimated impact of temperature variations on utility results included in continuing operations, compared with sales under normal weather conditions.

	Earnings per Share Increase (Decrease)
	2005 vs. Normal	2004 vs. Normal	2005 vs. 2004
3 months ended September 30	$0.04	$(0.04)	$0.08
9 months ended September 30	$0.04	$(0.07)	$0.11

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth from continuing operations for actual and weather-normalized energy sales for the three- and nine-month periods ended Sept. 30, 2005, compared with the same period in 2004.

	Three months ended		Nine months ended
	Sept. 30,		Sept. 30,
	Actual	Normalized	Actual	Normalized
Electric residential	11.0%	0.0%	6.3%	1.0%
Electric commercial and industrial	5.7%	2.0%	3.4%	1.6%
Total retail electric sales	7.2%	1.4%	4.1%	1.4%
Firm natural gas sales	(18.9)%	(9.0)%*	(1.4)%	(0.5)%

*                 Due to the low volume of natural gas sales for the third quarter, the weather-normalized sales growth is not a meaningful measure.

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins – The following table details the revenue and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations:

(Millions of Dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
3 months ended 09/30/2005
Electric utility revenue (excluding commodity trading)	$2,004	$61	$—	$2,065
Electric fuel and purchased power utility	(1,078)	(43)	—	(1,121)
Commodity trading revenue	—	—	282	282
Commodity trading costs	—	—	(284)	(284)
Gross margin before operating expenses	$926	$18	$(2)	$942
Margin as a percentage of revenue	46.2%	29.5%	(0.7)%	40.1%

3 months ended 09/30/2004
Electric utility revenue (excluding commodity trading)	$1,689	$76	$—	$1,765
Electric fuel and purchased power-utility	(833)	(56)	—	(889)
Commodity trading revenue	—	—	256	256
Commodity trading costs	—	—	(248)	(248)
Gross margin before operating expenses	$856	$20	$8	$884
Margin as a percentage of revenue	50.7%	26.3%	3.1%	43.7%

9 months ended 09/30/2005
Electric utility revenue (excluding commodity trading)	$5,162	$153	$—	$5,315
Electric fuel and purchased power utility	(2,700)	(95)	—	(2,795)
Commodity trading revenue	—	—	513	513
Commodity trading costs	—	—	(509)	(509)
Gross margin before operating expenses	$2,462	$58	$4	$2,524
Margin as a percentage of revenue	47.7%	37.9%	0.8%	43.3%

9 months ended 09/30/2004
Electric utility revenue (excluding commodity trading)	$4,501	$193	$—	$4,694
Electric fuel and purchased power-utility	(2,182)	(109)	—	(2,291)
Commodity trading revenue	—	—	493	493
Commodity trading costs	—	—	(479)	(479)
Gross margin before operating expenses	$2,319	$84	$14	$2,417
Margin as a percentage of revenue	51.5%	43.5%	2.8%	46.6%

Note – The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base electric utility margins, which are primarily derived from retail customer sales, increased approximately $70 million for the third quarter of 2005, compared with the third quarter of 2004.  Base electric utility margins increased approximately $143 million for the first nine months of 2005, compared with the same period in 2004.  For more information see the following table:

Base Electric Utility Margin

	Three months ended September 30,	Nine months ended September 30,
(Millions of Dollars)	2005 vs. 2004	2005 vs. 2004
Sales growth (excluding weather impact)	$11	$34
Estimated impact of weather	53	75
Purchased capacity costs	(10)	(18)
Quality of service obligations	(11)	(4)
Transmission revenue	6	3
Transmission costs	7	15
Conservation and non-fuel rider revenues	8	15
Capacity sales	2	10
Other	4	13
Total base electric utility margin increase	$70	$143

Short-term wholesale margins consist of energy-related purchase and sales activity and the use of certain financial instruments associated with the fuel required for and energy produced from Xcel Energy’s generation assets and energy and capacity purchased to serve native load.  Commodity trading margins are not associated with Xcel Energy’s generation assets or the capacity and energy purchased to serve native load.

Short-term wholesale and commodity trading margins decreased approximately $12 million and $36 million for the third quarter and first nine months of 2005, respectively, compared with the same periods in 2004.  The higher 2004 short-term wholesale results reflect the impact of more favorable market conditions and higher levels of surplus generation available to sell.  In addition, a preexisting contract contributed $17 million in the first quarter of 2004 and expired at that time.

Other Operating and Maintenance Expenses – Utility – Other operating and maintenance expenses for the third quarter of 2005 increased by approximately $22 million, or 5.8 percent, compared with the same period in 2004.  The increase is primarily due to higher employee benefit costs of approximately $10 million compared with 2004. The higher employee benefit costs are primarily associated with increased pension expense.  In addition, the increase reflects the unfavorable impact of $8.5 million related to two accrued litigation adjustments recorded in 2005 and 2004, as well as $4.8 million related to a favorable inventory adjustment recorded in 2004.

Other operating and maintenance expenses for the first nine months of 2005 increased $76 million, or 6.5 percent, compared with the same period in 2004.   Two nuclear plant refueling, inspection and upgrade outages in 2005, with no comparable outages in the first nine months of 2004, increased costs by approximately $33 million.  In addition, employee benefit costs were approximately $20 million higher in 2005 than 2004, primarily due to increased performance-based compensation and pension benefits.  Also contributing to the increase was the unfavorable impact of $8.5 million related to two accrued litigation adjustments recorded in 2005 and 2004, as well as $4.8 million related to a favorable inventory adjustment in 2004.

Depreciation and Amortization – Depreciation and amortization expense increased by approximately $13 million, or 7.5 percent, for the third quarter, and $56 million, or 10.8 percent, for the first nine months of 2005, compared with the same periods in 2004.  The changes were primarily due to the installation of new steam generators at the Prairie Island nuclear plant and software system additions during 2004 and early 2005, both of which have relatively short depreciable lives compared with other capital additions.  In addition, renewable development fund and renewable cost recovery amortization increased over 2004.  The increase was partially offset by the changes in lives and net salvage rates contained in two Northern States Power Co., a Minnesota corporation (NSP-Minnesota) depreciation filings approved by state regulators during August 2005.

Income Taxes – Income taxes for continuing operations decreased by $13 million for the third quarter of 2005, compared with the same period in 2004.  The effective tax rate for continuing operations was 23.5 percent for the third quarter of 2005, compared with 30.9 percent for the same period in 2004.  Income taxes for the third quarter of 2005 reflect tax benefits from increased research credits and a net operating loss carryback.  Income tax expense recorded in the third quarter of 2005 also reflects reductions to adjust to the forecasted annual effective tax rate.

Income taxes for continuing operations decreased by $32 million for the first nine months of 2005, compared with the same period in 2004.  The effective tax rate for continuing operations was 24.6 percent for the first nine months of 2005, compared with 28.9 percent for the same period in 2004.  Income taxes recorded in 2005 reflect tax benefits from increased research credits and a net operating loss carryback.

Note 3.  Xcel Energy Capital Structure

The following is the preliminary capital structure of Xcel Energy at September 30, 2005:

(Billions of Dollars)	Balance at September 30, 2005	Percentage of Total Capitalization
Current portion of long-term debt	$0.5	4%
Short-term debt	0.3	2%
Long-term debt	6.2	50%
Total debt	7.0	56%

Preferred equity	0.1	1%
Common equity	5.4	43%
Total equity	5.5	44%

Total capitalization	$12.5	100%

On July 21, 2005, NSP-Minnesota, issued $250 million of first mortgage bonds.  The bonds mature in 2035 and have a coupon interest rate of 5.25 percent.  NSP-Minnesota intends to use the net proceeds from the sale of the first mortgage bonds to repay borrowings under its credit facility and approximately $75 million of debt maturing during 2005.

On Aug. 18, 2005, Public Service Company of Colorado (PSCo) issued  $129.5 million of 4.375 percent pollution control refunding revenue bonds due September 2017.  The proceeds were used to repay prior to maturity $79.5 million of outstanding Adams County Pollution Control Refunding Revenue Bonds, 1993 Series A and $50 million of Morgan County Pollution Control Refunding Revenue Bonds, 1993 Series A.

Note 4.  Rates and Regulation

NSP-Minnesota Natural Gas Rate Case - In September 2004, NSP-Minnesota filed a natural gas rate case for its Minnesota retail customers, seeking a rate increase of $9.9 million, based on a return on equity of 11.5 percent.  In August 2005, the MPUC approved an annual rate increase of $5.8 million, based on a return on equity of 10.4 percent.

NSP-Wisconsin 2006 General Rate Case - Northern States Power Company, a Wisconsin corporation (NSP-Wisconsin), filed with the Public Service Commission of Wisconsin (PSCW) an electric and natural gas rate case, as amended on Sept. 28, 2005, to reflect higher energy costs. The amended filing requested an electric revenue increase of $53.1 million, or 13.4 percent, and a natural gas revenue increase of $7.7 million, or 4.8 percent, based on an 11.9 percent return on equity and a 56.32 percent common equity to total capitalization ratio.

On Oct. 12, 2005, the staff of the PSCW filed testimony recommending that NSP-Wisconsin has a 2006 test year electric revenue deficiency of $45.4 million, or 11.4 percent, and a natural gas revenue deficiency of $5.8 million, or 3.5 percent, based on an 11.0 percent return on equity and a 56.43 percent common equity to total capitalization ratio.

Intervenor testimony was also filed on Oct. 12, 2005.  Consultants representing the industrial intervenor group advocated a return on equity of 10.5 percent and a common equity to total capitalization ratio of 51 percent, as well as modifications to NSP-Wisconsin’s class cost of service study and rate design that would benefit their clients.  Testimony submitted on behalf of the U.S. Department of Defense and other federal executive agencies advocated a 10.25 percent return on equity and a common equity to total capitalization ratio of 56.3 percent, as well as cost allocations and rate design to benefit the Fort McCoy military installation.

Both the staff of the PSCW and the industrial intervenor group suggested that the PSCW consider whether it should continue to authorize a common equity to total capitalization ratio and return on equity comparable to other A or AA rated Wisconsin utilities or use metrics appropriate to a BBB+ credit rating.

Hearings are scheduled to begin on Nov. 1, 2005, with a decision expected near the end of 2005.

PSCo Natural Gas Rate Case — On May 27, 2005, PSCo filed for an increase of natural gas base rates in Colorado.  PSCo’s filing, amended in July 2005, requests an increase in annual revenues of approximately $34.5 million, or 3 percent annually.  The filing asks for a return on equity of 11.00 percent with a capital structure consisting of 55.49 percent equity and 44.51 percent debt resulting in an overall return on rate base of 9.01 percent applied to year end rate base.

On Oct. 5, 2005, intervenors began filing testimony regarding the PSCo gas rate case.  In its testimony, the staff of the Colorado Public Utilities Commission (CPUC) recommended an increase in annual revenues of approximately $9 million, a return on equity of 9.5 percent and a capital structure consisting of 52.53 percent equity and 47.47 percent debt, resulting in an overall return on rate base of 8.11 percent applied to average rate base.

The Office of Consumer Counsel also proposed a decrease in annual revenues of $189,000, a return on equity of 8.5 percent and a capital structure consisting of 50.11 percent equity and 49.89 percent debt, resulting in an overall return on rate base of 7.56 percent applied to average rate base.

Several other parties filed testimony with their proposals to the CPUC.  It is anticipated that a decision by the CPUC would become effective early in 2006.

Note 5.  Corporate-Owned Life Insurance

Tax Matters – As previously disclosed in Note 3 to Xcel Energy’s financial statements in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, in April 2004, Xcel Energy filed a lawsuit in U.S. District Court for the District of Minnesota against the Internal Revenue Service (IRS) to establish its entitlement to deduct, for tax years 1993 and 1994, policy loan interest related to corporate-owned life insurance (COLI) policies on some current and former employees of PSCo.  These COLI policies are owned and managed by PSR Investments, Inc. (PSRI), a wholly owned subsidiary of PSCo.  In December 2004, Xcel Energy filed suit in U.S. Tax Court in Washington, D.C., for tax years 1995 through 1997 and again in March 2005 for tax years 1998 and 1999.  The IRS had challenged the deductibility of such interest expense deductions and has disallowed the deductions taken in tax years 1993 through 2001.

On May 2, 2005, Xcel Energy filed a motion for summary judgment in the district court litigation, which summary judgment motion asserted that Xcel Energy is entitled, as a matter of law, to deduct the policy loan interest.  On June 22, 2005, the government also filed a summary judgment motion arguing that Xcel Energy lacked an insurable interest in the lives of its employees, and therefore, the policies were allegedly void.  Both motions were heard in district court on Aug. 19, 2005.

On Oct. 12, 2005, because there were material issues of fact still in dispute, the district court denied Xcel Energy’s motion for summary judgment, which asserted that Xcel Energy is entitled, as a matter of law, to deduct the policy loan interest.  It also denied the government’s motion for summary judgment, which asserted that Xcel Energy had no insurable interest in the lives of its employees.  The district court did grant partial summary judgment to Xcel

Energy affirming that it had an insurable interest in the lives of its employees.  The case is expected to proceed to trial, and the litigation could require several years to reach final resolution, if the trial court decision is appealed.

Accounting for Uncertain Tax Positions – On July 14, 2005, the Financial Accounting Standards Board (FASB) issued an exposure draft on accounting for uncertain tax positions under SFAS No. 109.  As issued, the exposure draft would have been effective Dec. 31, 2005, and only tax benefits that meet the probable recognition threshold may be recognized or continue to be recognized on the effective date.  Initial derecognition amounts will be reported as a cumulative effect of a change in accounting principle.

Accordingly, as proposed under the exposure draft, Xcel Energy would report as a cumulative effect of a change in accounting principle in its income statement for the year ended Dec. 31, 2005, a charge of approximately $350 million relating to COLI tax benefits and additional interest costs.  Under the exposure draft, penalties are to be accrued when a tax position does not meet the minimum statutory threshold.  Xcel Energy believes the COLI position exceeds the minimum statutory threshold and, therefore, does not expect to accrue penalties under the interpretation.  However, if penalties were required to be accrued, they would be approximately $65 million.  Xcel Energy has not yet evaluated the impact the proposed interpretation would have on other existing income tax positions.  The FASB has announced that the effective date of the new rules will be delayed, with a revised pronouncement to be released no earlier than the first quarter of 2006.

Note 6.  Capital Expenditure Forecast Update

The following is the consolidated Xcel Energy capital expenditure forecast:

Project Description	2005	2006	2007	2008	2009
(Millions of Dollars)
MERP*	$211	$336	$228	$180	$44
Comanche 3	62	198	331	284	73
Capital expenditures – base	982	1,035	1,016	920	1,031
Total	$1,255	$1,569	$1,575	$1,384	$1,148

*Minnesota emissions reduction project

The following is an update of the capital expenditure forecast for each of the utility subsidiaries of Xcel Energy:

Utility Subsidiary	2005	2006	2007	2008	2009
(Millions of Dollars)
NSP-Minnesota	$673	$879	$697	$564	$517
NSP-Wisconsin	58	66	67	95	63
PSCo	414	525	684	604	457
SPS	110	99	127	121	111
Total	$1,255	$1,569	$1,575	$1,384	$1,148

The capital expenditure programs of Xcel Energy are subject to continuing review and modification.  Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting Xcel Energy’s long-term energy needs.  In addition, Xcel Energy’s ongoing evaluation of compliance with future requirements to install emission-control equipment, and merger, acquisition and divestiture opportunities to support corporate strategies may impact actual capital requirements.

Note 7.  Xcel Energy Earnings Guidance

2005 Earnings Guidance – Xcel Energy’s 2005 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.  However, Xcel Energy currently expects that the year’s earnings will be within the lower half of the guidance range.

2005 Diluted EPS Range
Utility operations	$1.18 - $1.28
COLI tax benefit	$0.09
Holding company financing costs and other	$(0.09)
Xcel Energy Continuing Operations – EPS	$1.18 - $1.28

Key Assumptions for 2005:

•                  Seren is held for sale and accounted for as discontinued operations;

•                  Normal weather patterns are experienced for the fourth quarter;

•                  Weather-adjusted retail electric utility sales growth of approximately 1.3 percent to 1.6 percent;

•                  No weather-adjusted retail natural gas utility sales growth;

•                  Capacity costs increase by $10 million, net of capacity cost recovery;

•                  No additional margin impact results from the fuel allocation issue at SPS;

•                  Short-term wholesale and commodity trading margins decline by approximately $40 million to $50 million;

•                  Other utility operating and maintenance expense increases approximately 5 percent from 2004;

•                  Depreciation expense increases approximately 8 percent to 9 percent from 2004;

•                  Interest expense increases approximately $10 million to $15 million from 2004;

•                  Allowance for funds used during construction is expected to decline from 2004;

•                  Xcel Energy continues to recognize corporate-owned life insurance tax benefits of 9 cents per share;

•                  The effective tax rate for continuing operations is approximately 25 percent to 27 percent; and

•                  Average common stock and equivalents total approximately 426 million shares, based on the “If Converted” method for convertible notes.

2006 Earnings Guidance – Xcel Energy’s 2006 earnings per share from continuing operations guidance and key assumptions are detailed in the following table.

2006 Diluted EPS Range
Utility operations	$1.25 - $1.35
COLI tax benefit	$0.10
Holding company financing costs and other	$(0.10)
Xcel Energy Continuing Operations – EPS	$1.25 - $1.35

Key Assumptions for 2006:

•                  Normal weather patterns are experienced;

•                  Reasonable rate recovery in the following rate increase requests:

•                  Minnesota electric

•                  Wisconsin natural gas and electric

•                  Colorado natural gas

•                  North Dakota electric;

•                  Weather-adjusted retail electric utility sales growth of approximately 1.3 percent to 1.7 percent;

•                  Weather-adjusted retail natural gas utility sales growth of approximately 0.0 percent to 1.0 percent;

•                  Short-term wholesale and trading margins decline by approximately $15 million to $30 million from projected 2005 levels;

•                  Other utility operating and maintenance expense increases between 3 percent and 4 percent from projected 2005 levels;

•                  Depreciation expense increases approximately $100 million to $110 million from projected 2005 levels, approximately $60 million of this increase in depreciation expense relates to changes in decommissioning accruals that are expected to be recovered through rates approved in the Minnesota electric rate case anticipated to be filed in November 2005;

•                  Interest expense increases approximately $10 million to $15 million from projected 2005 levels;

•                  Allowance for funds used during construction recorded for equity financing is expected to increase approximately $10 million to $15 million from projected 2005 levels;

•                  Xcel Energy continues to recognize COLI tax benefits;

•                  The effective tax rate for continuing operations is approximately 27 percent to 29 percent and

•                  Average common stock and equivalents total approximately 428 million shares, based on the “If Converted” method for convertible notes.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All dollars in thousands, except earnings per share

3 months ended September 30,	2005	2004
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$2,270,588	$1,962,921
Nonregulated and other revenue	15,535	12,014
Total revenue	$2,286,123	$1,974,935

Income from continuing operations	$197,817	$165,697
Income from discontinued operations	(1,798)	(118,977)
Net income	$196,019	$46,720

Earnings available for common shareholders	$194,959	$45,660
Average shares – common and potentially dilutive (1000’s)	426,085	423,078

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.46	$0.41
Losses from nonregulated subsidiaries and holding company	0.01	(0.01)
Earnings per share - continuing operations	0.47	0.40

Discontinued operations	0.00	(0.28)

Total earnings per share – GAAP	$0.47	$0.12

9 months ended September 30,	2005	2004
Operating revenue:
Electric and natural gas utility revenue, and trading margins	$6,687,195	$5,928,873
Nonregulated and other revenue	53,344	55,035
Total revenue	$6,740,539	$5,983,908

Income from continuing operations	$400,073	$400,055
Income from discontinued operations	830	(117,119)
Net income	$400,903	$282,936

Earnings available for common shareholders	$397,723	$279,756
Average shares – common and potentially dilutive (1000’s)	425,368	422,517

Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$1.00	$0.99
Losses from nonregulated subsidiaries and holding company	(0.04)	(0.02)
Earnings per share - continuing operations	0.96	0.97

Discontinued operations	—	(0.28)

Total earnings per share – GAAP	$0.96	$0.69

Book value per share	$13.36	$13.04